Exhibit 99.1

BioSante Pharmaceuticals, Inc. 111 Barclay Boulevard Lincolnshire, Illinois 60069 www.biosantepharma.com

FOR IMMEDIATE RELEASE	NASDAQ: BPAX

BioSante Pharmaceuticals Reports Financial Results for 2011 and Corporate Highlights

Lincolnshire, Illinois – March 13, 2012 – BioSante Pharmaceuticals, Inc. (NASDAQ: BPAX) today announced financial results for the year ended December 31, 2011 and additional corporate highlights.

As of December 31, 2011, BioSante’s cash balance was approximately $57.2 million as compared to $38.2 million at December 31, 2010.  BioSante’s net loss was $51.6 million or $0.52 per share for the year ended December 31, 2011, compared to a net loss of $46.2 million or $0.70 per share for 2010.  The net losses for 2011 were primarily due to expenses associated with the clinical development of LibiGel®.

BioSante’s corporate strategy always has included product development of high value medically-needed pharmaceutical products.  In light of the top-line results from the two pivotal LibiGel Phase III efficacy trials, which indicated that LibiGel did not meet its co-primary or secondary endpoints, management continues to assess LibiGel’s path forward and potential alternative strategies to utilize the continuing LibiGel Phase III cardiovascular events and breast cancer safety study.  It is BioSante’s objective to meet with the U.S. Food and Drug Administration (FDA) to determine the best path forward, and to make a decision during the second quarter of 2012 whether to continue the LibiGel Phase III safety study.  Management also has expanded efforts to explore new product development projects through in-licensing and mergers and acquisitions.  In addition, a full review of the GVAX cancer vaccine portfolio is underway.

The current projected cash burn rate for 2012 is approximately $2.5 million per month, assuming the LibiGel safety study continues per protocol.  If the safety study is halted, the monthly cash burn rate will decline to approximately $1.5 million per month, pending other product development and activities.

Additional Corporate Highlights

BioSante’s GVAX cancer vaccines are in 17 Phase I and Phase II cancer clinical trials, most of which are being conducted in cooperation with The Johns Hopkins University Sidney Kimmel Comprehensive Cancer Center, and are sponsored or funded by others at no cost to BioSante.  During 2011, BioSante announced two licensing agreements for the cancer vaccines.  In April 2011, BioSante licensed its GVAX Pancreas Cancer Vaccine and GVAX Prostate Cancer Vaccine to Aduro BioTech, a clinical-stage immunotherapy company, solely for use in combination with Aduro’s proprietary vaccine platform based on Listeria monocytogenes.  Additionally, in July 2011, BioSante licensed the GVAX Melanoma Vaccine to The John P. Hussman Foundation, a charitable foundation that supports research to address life-threatening medical conditions and significant disabilities, and which has committed $10.9 million to GVAX Melanoma Vaccine Phase I and Phase II studies.

Last month, BioSante announced that on February 14, 2012 the FDA approved its testosterone gel for male hypogonadism, which BioSante has licensed to Teva Pharmaceuticals USA, Inc.  Teva is responsible for all regulatory and marketing activities.  BioSante will receive royalties and may receive certain milestone payments upon commercialization of the product.

BioSante also has a licensing agreement with Pantarhei Bioscience B.V. for the development of its patented Pill-Plus™ oral contraceptive.  Pantarhei is engaged in several Phase II clinical studies with this product from which BioSante hopes to share additional clinical data later this year.

About BioSante Pharmaceuticals, Inc.

BioSante is a specialty pharmaceutical company focused on developing products for female sexual health and oncology.  BioSante´s products include LibiGel® (transdermal testosterone gel) for the treatment of female sexual dysfunction (FSD), specifically hypoactive sexual desire disorder (HSDD), which is in Phase III clinical development.  BioSante also is developing a portfolio of cancer vaccines, with 17 Phase I and Phase II clinical trials currently on-going.  Four of these vaccines have been granted Orphan Drug designation by the U.S. Food and Drug Administration (FDA).  BioSante´s other products include a testosterone gel for male hypogonadism, for which a New Drug Application (NDA) was approved by the FDA on February 14, 2012, which is licensed to Teva Pharmaceuticals USA, Inc., and the Pill-Plus™, an oral contraceptive in Phase II clinical development by Pantarhei Bioscience B.V.  BioSante´s first FDA-approved product is Elestrin™ (estradiol gel) indicated for the treatment of hot flashes associated with menopause, marketed in the U.S. by Jazz Pharmaceuticals, BioSante´s licensee.  Additional information is available online at: www.biosantepharma.com.

For more information, please contact:

For Investors:	For Media:
The Trout Group LLC	McKinney/Chicago
Tricia Swanson	Alan Zachary
(646) 378-2953	312-506-5220
tswanson@troutgroup.com	azachary@harrisdmckinney.com

Forward-Looking Statements

To the extent any statements made in this news release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about BioSante’s plans, objectives, expectations and intentions with respect to its products and the LibiGel development program, including in particular the LibiGel safety study and the anticipated timing of BioSante’s decision whether to continue the safety study, BioSante’s future burn rate, its clinical and corporate development activities and the activities of its licensees and sublicensees, including the timing of BioSante’s announcement of clinical data for the Pill-Plus™, and other statements identified by words such as “anticipates,” “will,” “continue,” “could,” “believe,” “intends,” “expects,” “plans,” “hopes,” “may,” “potential,” other words of similar meaning, derivations of such words and the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause BioSante´s actual results to be materially different than those expressed in or implied by BioSante´s forward-looking statements. For BioSante, particular uncertainties and risks include, among others, uncertainties regarding clinical testing, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing and other success of BioSante´s licensees or sublicensees and BioSante´s future revenues, if any, from its licensees and sublicensees; uncertainties relating to the future and costs of BioSante´s product development programs and BioSante´s need for and ability to obtain additional financing if needed. More detailed information on these and additional factors that could affect BioSante´s actual results are described in BioSante´s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release and are based on BioSante´s current beliefs and expectations. BioSante undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.